Exhibit 99.1

32301 Woodward Ave. Royal Oak, MI 48073 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Corporation Reports First Quarter 2025 Results

Raises 2025 Investment Guidance to $1.3 Billion to $1.5 Billion

Increases 2025 AFFO Per Share Guidance to $4.27 to $4.30

Royal Oak, MI, April 22, 2025 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended March 31, 2025. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

First Quarter 2025 Financial and Operating Highlights:

▪	Invested approximately $377 million in 69 retail net lease properties
▪	Commenced four development or Developer Funding Platform (“DFP”) projects for total committed capital of approximately $24 million
▪	Net Income per share attributable to common stockholders decreased 2.0% to $0.42
▪	Core Funds from Operations (“Core FFO”) per share increased 3.1% to $1.04
▪	Adjusted Funds from Operations (“AFFO”) per share increased 3.0% to $1.06
▪	Declared an increased monthly dividend of $0.256 per common share for April, a 2.4% year-over-year increase
▪	Sold 2.4 million shares of common stock via the forward component of the Company's at-the-market equity ("ATM") program for anticipated net proceeds of approximately $181 million
▪	Settled 2.7 million shares of outstanding forward equity for net proceeds of approximately $183 million
▪	Established a $625 million unsecured commercial paper program
▪	Balance sheet well positioned at 3.4 times proforma net debt to recurring EBITDA; 4.9 times excluding unsettled forward equity
▪	Ended the quarter with approximately $1.9 billion of total liquidity including availability on the revolving credit facility, outstanding forward equity, and cash on hand

Financial Results

Net Income Attributable to Common Stockholders

Net Income for the three months ended March 31, 2025 increased 5.0% to $45.1 million, compared to $43.0 million for the comparable period in 2024. Net Income per share for the three months ended March 31st decreased 2.0% to $0.42 compared to $0.43 for the comparable period in 2024.

Core FFO

Core FFO for the three months ended March 31, 2025 increased 10.5% to $112.7 million, compared to Core FFO of $102.0 million for the comparable period in 2024. Core FFO per share for the three months ended March 31st increased 3.1% to $1.04, compared to Core FFO per share of $1.01 for the comparable period in 2024.

AFFO

AFFO for the three months ended March 31, 2025 increased 10.4% to $114.0 million, compared to AFFO of $103.3 million for the comparable period in 2024. AFFO per share for the three months ended March 31st increased 3.0% to $1.06, compared to AFFO per share of $1.03 for the comparable period in 2024.

Dividend

In the first quarter, the Company declared monthly cash dividends of $0.253 per common share for each of January, February and March 2025. The monthly dividends declared during the first quarter reflect an annualized dividend amount of $3.036 per common share, representing a 2.4% increase over the annualized dividend amount of $2.964 per common share from the first quarter of 2024. The dividends represent payout ratios of approximately 73% of Core FFO per share and 72% of AFFO per share, respectively.

Subsequent to quarter end, the Company declared an increased monthly cash dividend of $0.256 per common share for April 2025. The April monthly dividend reflects an annualized dividend amount of $3.072 per common share, representing a 2.4% increase over the annualized dividend amount of $3.00 per common share from the second quarter of 2024. The April dividend is payable on May 14, 2025 to stockholders of record at the close of business on April 30, 2025.

Additionally, subsequent to quarter end, the Company declared a monthly cash dividend on its 4.25% Series A Cumulative Redeemable Preferred Stock of $0.08854 per depositary share, which is equivalent to $1.0625 per annum. The dividend is payable on May 1, 2025 to stockholders of record at the close of business on April 21, 2025.

Earnings Guidance

The table below provides estimates for significant components of our 2025 earnings guidance. In addition, the AFFO per share guidance range includes an estimate for the dilutive impact of the Company's outstanding forward equity calculated in accordance with the treasury stock method.

	Prior 2025 Guidance(1)	Revised 2025 Guidance
AFFO per share(2)	$4.26 to $4.30	$4.27 to $4.30
General and administrative expenses (% of adjusted revenue)(3)	5.6% to 5.9%	5.6% to 5.9%
Non-reimbursable real estate expenses (% of adjusted revenue)(3)	1.0% to 1.5%	1.0% to 1.5%
Income and other tax expense	$3 to $4 million	$3 to $4 million
Investment volume	$1.1 to $1.3 billion	$1.3 to $1.5 billion
Disposition volume	$10 to $50 million	$10 to $50 million

The Company’s 2025 guidance is subject to risks and uncertainties more fully described in this press release and in the Company’s filings with the Securities and Exchange Commission.

(1)	As issued on February 11, 2025.

(2)	The Company does not provide guidance with respect to the most directly comparable GAAP financial measure or provide reconciliations to GAAP from its forward-looking non-GAAP financial measure of AFFO per share guidance due to the inherent difficulty of forecasting the effect, timing and significance of certain amounts in the reconciliation that would be required by Item 10(e)(1)(i)(B) of Regulation S-K. Examples of these amounts include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions or developments. In addition, certain non-recurring items may also significantly affect net income but are generally adjusted for in AFFO. Based on our historical experience, the dollar amounts of these items could be significant and could have a material impact on the Company’s GAAP results for the guidance period.

(3)	Adjusted revenue excludes the impact of the amortization of above and below market lease intangibles.

CEO Comments

"We are extremely pleased with our strong start to the year as we invested over $375 million of capital across our three external growth platforms, further strengthening our best-in-class portfolio,” said Joey Agree, President and Chief Executive Officer. “With total liquidity of approximately $1.9 billion and more than $1.2 billion of hedged capital, our balance sheet remains well positioned to execute on our growth strategy. Given the continued strong performance of our portfolio and robust opportunities across all three platforms, we are increasing full-year 2025 investment guidance to a range of $1.3 billion to $1.5 billion and raising our 2025 AFFO per share guidance to a range of $4.27 to $4.30. We will maintain our disciplined and thoughtful approach to asset underwriting and portfolio construction during this period of uncertainty.”

Portfolio Update

As of March 31, 2025, the Company’s portfolio consisted of 2,422 properties located in all 50 states and contained approximately 50.3 million square feet of gross leasable area. At quarter end, the portfolio was 99.2% leased, had a weighted-average remaining lease term of approximately 8.0 years, and generated 68.3% of annualized base rents from investment grade retail tenants.

Ground Lease Portfolio

During the first quarter, the Company acquired two ground leases for an aggregate purchase price of approximately $13.5 million, representing 3.6% of annualized base rents acquired.

As of March 31, 2025, the Company’s ground lease portfolio consisted of 231 leases located in 37 states and totaled approximately 6.4 million square feet of gross leasable area. Properties ground leased to tenants represented 10.6% of annualized base rents.

At quarter end, the ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 9.5 years, and generated 88.0% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the first quarter was approximately $358.9 million and included 46 select properties net leased to leading retailers operating in sectors including grocery, off-price, auto parts, convenience stores and tire and auto service. The properties are located in 23 states and leased to tenants operating in 19 sectors.

The properties were acquired at a weighted-average capitalization rate of 7.3% and had a weighted-average remaining lease term of approximately 13.4 years. Approximately 68.7% of annualized base rents acquired were generated from investment grade retail tenants.

Dispositions

During the first quarter, the Company sold one property for gross proceeds of approximately $2.5 million. The Company anticipates disposition volume for the full year 2025 to be between $10 million and $50 million.

Development and Developer Funding Platform

During the first quarter, the Company commenced four development or DFP projects, with total anticipated costs of approximately $23.9 million. Construction continued during the quarter on 14 projects with anticipated costs totaling approximately $79.9 million. The Company completed six projects during the quarter with total costs of approximately $27.2 million.

For the three months ended March 31, 2025, the Company had 24 development or DFP projects completed or under construction with anticipated total costs of approximately $131.0 million. The projects are leased to leading retailers including TJX Companies, Burlington, 7-Eleven, Boot Barn, Starbucks, Gerber Collision, and Sunbelt Rentals.

The following table presents estimated costs for the Company's active or completed development and DFP projects for the quarter ended March 31, 2025:

Quarter of Delivery	Number of Projects	Costs Funded to Date	Remaining Funding Costs	Anticipated Total Project Costs
Q1 2025	6	$27,234	$0	$27,234
Q2 2025	5	12,155	6,222	18,377
Q3 2025	9	26,193	41,593	67,786
Q4 2025	1	1,432	6,587	8,019
Q2 2026	1	1,509	1,141	2,650
Q3 2026	2	4,739	2,236	6,975
Total	24	$73,262	$57,779	$131,041

Development and DFP project costs are in thousands. Any differences are the result of rounding. Costs Funded to Date in Q1 2025 may include adjustments related to completed projects to arrive at the correct Anticipated Total Project Costs.

Leasing Activity and Expirations

During the first quarter, the Company executed new leases, extensions or options on approximately 584,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a 123,000-square foot Walmart Supercenter in Rancho Cordova, California, a 120,000-square foot Home Depot in Farmington, New Mexico, and 16 geographically diverse AutoZone leases comprising over 100,000-square feet.

As of March 31, 2025, the Company’s 2025 lease maturities represented 0.9% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of March 31, 2025, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent (1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2025	30	$5,820	0.9%	626	1.3%
2026	100	22,927	3.5%	2,280	4.6%
2027	167	38,142	5.9%	3,544	7.1%
2028	175	46,173	7.1%	4,051	8.1%
2029	209	66,283	10.2%	6,293	12.6%
2030	306	65,902	10.2%	5,337	10.7%
2031	195	46,840	7.2%	3,530	7.1%
2032	241	50,300	7.8%	3,630	7.3%
2033	217	49,623	7.6%	3,903	7.8%
2034	206	46,811	7.2%	3,054	6.1%
Thereafter	757	209,911	32.4%	13,670	27.3%
Total Portfolio	2,603	$648,732	100.0%	49,918	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of March 31, 2025, but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of March 31, 2025, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Top Tenants

The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of March 31, 2025:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Walmart	$38,490	5.9%
Tractor Supply	31,839	4.9%
Dollar General	28,417	4.4%
Best Buy	21,682	3.3%
Kroger	20,534	3.2%
TJX Companies	19,971	3.1%
CVS	19,936	3.1%
Dollar Tree	18,338	2.8%
O'Reilly Auto Parts	18,263	2.8%
Hobby Lobby	18,198	2.8%
Lowe's	17,884	2.8%
Gerber Collision	15,180	2.3%
Sunbelt Rentals	14,964	2.3%
7-Eleven	14,205	2.2%
Burlington	14,019	2.2%
Sherwin-Williams	12,439	1.9%
Home Depot	11,387	1.8%
Wawa	10,410	1.6%
Other(2)	302,576	46.6%
Total Portfolio	$648,732	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1) Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2) Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors

The following table presents annualized base rents for all the Company’s retail sectors as of March 31, 2025:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent
Grocery Stores	$65,660	10.1%
Home Improvement	59,016	9.1%
Convenience Stores	50,546	7.8%
Tire and Auto Service	50,526	7.8%
Dollar Stores	45,409	7.0%
Auto Parts	40,567	6.2%
Off-Price Retail	39,572	6.1%
General Merchandise	33,934	5.2%
Farm and Rural Supply	33,611	5.2%
Consumer Electronics	25,162	3.9%
Pharmacy	24,887	3.8%
Crafts and Novelties	20,516	3.2%
Warehouse Clubs	16,793	2.6%
Health Services	16,091	2.5%
Equipment Rental	16,020	2.5%
Dealerships	15,078	2.3%
Discount Stores	14,663	2.3%
Restaurants - Quick Service	12,536	1.9%
Health and Fitness	12,325	1.9%
Specialty Retail	9,357	1.4%
Sporting Goods	8,482	1.3%
Financial Services	7,000	1.1%
Restaurants - Casual Dining	5,704	0.9%
Home Furnishings	3,969	0.6%
Shoes	3,955	0.6%
Theaters	3,854	0.6%
Pet Supplies	3,782	0.6%
Beauty and Cosmetics	3,493	0.5%
Entertainment Retail	2,323	0.4%
Apparel	2,016	0.3%
Miscellaneous	1,261	0.2%
Office Supplies	624	0.1%
Total Portfolio	$648,732	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 1.5% or greater of the Company’s total annualized base rent as of March 31, 2025:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Texas	$46,064	7.1%
Michigan	35,691	5.5%
Illinois	35,511	5.5%
Ohio	33,241	5.1%
Florida	33,181	5.1%
North Carolina	32,419	5.0%
New York	31,930	4.9%
Pennsylvania	30,203	4.7%
California	27,850	4.3%
Georgia	25,594	3.9%
New Jersey	24,069	3.7%
Missouri	18,470	2.8%
Louisiana	18,400	2.8%
Wisconsin	18,135	2.8%
Virginia	15,884	2.4%
South Carolina	15,668	2.4%
Kansas	15,553	2.4%
Mississippi	15,502	2.4%
Minnesota	13,575	2.1%
Connecticut	13,211	2.0%
Massachusetts	12,705	2.0%
Tennessee	12,365	1.9%
Indiana	12,239	1.9%
Alabama	11,118	1.7%
Maryland	9,737	1.5%
Other(2)	90,417	14.1%
Total Portfolio	$648,732	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2)	Includes states generating less than 1.5% of Annualized Base Rent.

Capital Markets, Liquidity and Balance Sheet

Capital Markets

In March 2025, the Company established its inaugural commercial paper program. The program allows the Company, through its subsidiary, Agree Limited Partnership, to issue up to $625 million of short-term, unsecured commercial paper notes. The notes are sold under customary terms in the United States commercial paper note market and rank pari passu with all the Issuer's other senior unsecured indebtedness. The notes are fully and unconditionally guaranteed by the Company and certain of its subsidiaries.

During the first quarter, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 2.4 million shares of common stock for net proceeds of $181.4 million. Additionally, the Company settled 2.7 million shares under existing forward sale agreements for net proceeds of $183.3 million.

The following table presents the Company’s outstanding forward equity offerings as of March 31, 2025:

Forward Equity Offerings	Shares Sold	Shares Settled	Shares Remaining	Net Proceeds Received	Anticipated Net Proceeds Remaining
Q2 2024 ATM Forward Offerings	3,235,964	3,203,496	32,468	$192,818,310	$2,015,646
Q3 2024 ATM Forward Offerings	6,602,317	2,238,000	4,364,317	$157,481,346	$311,030,200
Q4 2024 ATM Forward Offerings	739,013	-	739,013	-	$55,156,654
October 2024 Forward Offering	5,060,000	-	5,060,000	-	$367,499,198
Q1 2025 ATM Forward Offerings	2,408,201	-	2,408,201	-	$181,412,163
Total Forward Equity Offerings	18,045,495	5,441,496	12,603,999	$350,299,656	$917,113,861

Liquidity

As of March 31, 2025, the Company had total liquidity of approximately $1.9 billion, which includes $928.0 million of availability under its revolving credit facility, $917.1 million of outstanding forward equity, and $11.2 million of cash on hand. The Company’s $1.25 billion revolving credit facility includes an accordion option that allows the Company to request additional lender commitments of up to a total of $2.0 billion.

Balance Sheet

As of March 31, 2025, the Company’s net debt to recurring EBITDA was 4.9 times. The Company’s proforma net debt to recurring EBITDA was 3.4 times when deducting the $917.1 million of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of approximately $3.0 billion as of March 31, 2025. The Company’s fixed charge coverage ratio was 4.3 times at quarter end.

The Company’s total debt to enterprise value was 25.5% as of March 31, 2025. Enterprise value is calculated as the sum of net debt, the liquidation value of the Company’s preferred stock, and the market value of the Company’s outstanding shares of common stock, assuming conversion of Agree Limited Partnership (the “Operating Partnership” or “OP”) common units into common stock of the Company.

For the three months ended March 31, 2025, the Company's fully diluted weighted-average shares outstanding were 107.5 million. The basic weighted-average shares outstanding for the three months ended March 31, 2025 were 107.0 million.

For the three months ended March 31, 2025, the Company's fully diluted weighted-average shares and units outstanding were 107.9 million. The basic weighted-average shares and units outstanding for the three months ended March 31, 2025 were 107.4 million.

The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of March 31, 2025, there were 347,619 Operating Partnership common units outstanding, and the Company held a 99.7% common interest in the Operating Partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Wednesday, April 23, 2025 at 9:00 AM ET. To participate in the conference call, please dial (800) 836-8184 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available via the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of March 31, 2025, the Company owned and operated a portfolio of 2,422 properties, located in all 50 states and containing approximately 50.3 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about projected financial and operating results, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,”, “can”, “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements, including our updated 2025 guidance, are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, some of the most significant factors, include the potential adverse effect of ongoing worldwide economic uncertainties and increased inflation and interest rates on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which these conditions will impact the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission (the “SEC”), as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of the macroeconomic environment. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices for occupied properties.

The Company defines the "all-in rate" as the interest rate that reflects the straight-line amortization of the terminated swap agreements and original issuance discount, as applicable.

References to “Core FFO” and “AFFO” in this press release are representative of Core FFO attributable to OP common unitholders and AFFO attributable to OP common unitholders. Detailed calculations for these measures are shown in the Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO table as “Core Funds From Operations – OP Common Unitholders” and “Adjusted Funds from Operations – OP Common Unitholders”.

###

Contact:

Peter Coughenour

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

Agree Realty Corporation
Consolidated Balance Sheet
($ in thousands, except share and per-share data)
(Unaudited)

	March 31, 2025	December 31, 2024
Assets:
Real Estate Investments:
Land	$2,599,164	$2,514,167
Buildings	5,648,162	5,412,564
Accumulated depreciation	(601,088)	(564,429)
Property under development	50,294	55,806
Net real estate investments	7,696,532	7,418,108
Real estate held for sale, net	1,278	-
Cash and cash equivalents	7,915	6,399
Cash held in escrows	3,254	-
Accounts receivable - tenants, net	105,485	106,416
Lease Intangibles, net of accumulated amortization of $487,849 and $461,419 at March 31, 2025 and December 31, 2024, respectively	897,380	864,937
Other assets, net	88,733	90,586
Total Assets	$8,800,577	$8,486,446

Liabilities:
Mortgage notes payable, net	42,050	42,210
Unsecured term loans, net	347,609	347,452
Senior unsecured notes, net	2,238,451	2,237,759
Unsecured revolving credit facility	322,000	158,000
Dividends and distributions payable	28,542	27,842
Accounts payable, accrued expenses, and other liabilities	129,652	116,273
Lease intangibles, net of accumulated amortization of $46,998 and $46,003 at March 31, 2025 and December 31, 2024, respectively	47,353	46,249
Total Liabilities	$3,155,657	$2,975,785

Equity:
Preferred Stock, $.0001 par value per share, 4,000,000 shares authorized, 7,000 shares Series A outstanding, at stated liquidation value of $25,000 per share, at March 31, 2025 and December 31, 2024	175,000	175,000
Common stock, $.0001 par value, 180,000,000 shares authorized, 110,018,590 and 107,248,705 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	11	10
Additional paid-in-capital	5,948,156	5,765,582
Dividends in excess of net income	(508,059)	(470,622)
Accumulated other comprehensive income (loss)	29,344	40,076
Total Equity - Agree Realty Corporation	$5,644,452	$5,510,046
Non-controlling interest	468	615
Total Equity	$5,644,920	$5,510,661
Total Liabilities and Equity	$8,800,577	$8,486,446

Agree Realty Corporation
Consolidated Statements of Operations and Comprehensive Income
($ in thousands, except share and per share-data)
(Unaudited)

	Three months ended March 31,
	2025	2024
Revenues
Rental Income	$169,113	$149,422
Other	47	31
Total Revenues	$169,160	$149,453

Operating Expenses
Real estate taxes	$11,513	$10,701
Property operating expenses	8,381	7,373
Land lease expense	485	415
General and administrative	10,771	9,515
Depreciation and amortization	55,755	48,463
Provision for impairment	4,331	4,530
Total Operating Expenses	$91,236	$80,997

Gain (loss) on sale of assets, net	772	2,096
Gain (loss) on involuntary conversion, net	-	(55)
Income from Operations	$78,696	$70,497

Other (Expense) Income
Interest expense, net	$(30,764)	$(24,451)
Income and other tax (expense) benefit	(825)	(1,149)
Other (expense) income	41	117
Net Income	$47,148	$45,014

Less net income attributable to non-controlling interest	152	155
Net Income Attributable to Agree Realty Corporation	$46,996	$44,859

Less Series A Preferred Stock Dividends	1,859	1,859
Net Income Attributable to Common Stockholders	$45,137	$43,000

Net Income Per Share Attributable to Common Stockholders
Basic	$0.42	$0.43
Diluted	$0.42	$0.43

Other Comprehensive Income
Net Income	$47,148	$45,014
Amortization of interest rate swaps	(736)	(629)
Change in fair value and settlement of interest rate swaps	(10,031)	11,543
Total Comprehensive Income (Loss)	36,381	55,928
Less comprehensive income attributable to non-controlling interest	117	193
Comprehensive Income Attributable to Agree Realty Corporation	$36,264	$55,735

Weighted Average Number of Common Shares Outstanding - Basic	107,048,557	100,284,588
Weighted Average Number of Common Shares Outstanding - Diluted	107,547,193	100,336,600

Agree Realty Corporation
Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO
($ in thousands, except share and per-share data)
(Unaudited)

	Three months ended March 31,
	2025	2024
Net Income	$47,148	$45,014
Less Series A Preferred Stock Dividends	1,859	1,859
Net Income attributable to OP Common Unitholders	$45,289	$43,155
Depreciation of rental real estate assets	37,164	31,966
Amortization of lease intangibles - in-place leases and leasing costs	18,064	15,996
Provision for impairment	4,331	4,530
(Gain) loss on sale or involuntary conversion of assets, net	(772)	(2,041)
Funds from Operations - OP Common Unitholders	$104,076	$93,606
Amortization of above (below) market lease intangibles, net and assumed mortgage debt discount, net	8,630	8,379
Core Funds from Operations - OP Common Unitholders	$112,706	$101,985
Straight-line accrued rent	(4,009)	(2,847)
Stock based compensation expense	3,129	2,425
Amortization of financing costs and original issue discounts	1,612	1,186
Non-real estate depreciation	527	501
Adjusted Funds from Operations - OP Common Unitholders	$113,965	$103,250

Funds from Operations Per Common Share and OP Unit - Basic	$0.97	$0.93
Funds from Operations Per Common Share and OP Unit - Diluted	$0.96	$0.93

Core Funds from Operations Per Common Share and OP Unit - Basic	$1.05	$1.01
Core Funds from Operations Per Common Share and OP Unit - Diluted	$1.04	$1.01

Adjusted Funds from Operations Per Common Share and OP Unit - Basic	$1.06	$1.03
Adjusted Funds from Operations Per Common Share and OP Unit - Diluted	$1.06	$1.03

Weighted Average Number of Common Shares and OP Units Outstanding - Basic	107,396,176	100,632,207
Weighted Average Number of Common Shares and OP Units Outstanding - Diluted	107,894,812	100,684,219

Additional supplemental disclosure
Scheduled principal repayments	$250	$235
Capitalized interest	442	304
Capitalized building improvements	600	493

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)

The Company defines Core FFO as Nareit FFO with the addback of (i) noncash amortization of acquisition purchase price related to above- and below- market lease intangibles and discount on assumed debt and (ii) certain infrequently occurring items that reduce or increase net income in accordance with GAAP. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles.  Unlike many of its peers, the Company has acquired the substantial majority of its net-leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation
Reconciliation of Non-GAAP Financial Measures
($ in thousands, except share and per-share data)
(Unaudited)

Three months ended March 31,
2025
Mortgage notes payable, net	$42,050
Unsecured term loans, net	347,609
Senior unsecured notes, net	2,238,451
Unsecured revolving credit facility	322,000
Total Debt per the Consolidated Balance Sheet	$2,950,110

Unamortized debt issuance costs and discounts, net	25,544
Total Debt	$2,975,654

Cash and cash equivalents	$(7,915)
Cash held in escrows	(3,254)
Net Debt	$2,964,485

Anticipated Net Proceeds from Forward Equity Offerings	(917,114)
Proforma Net Debt	$2,047,371

Net Income	$47,148
Interest expense, net	30,764
Income and other tax expense	825
Depreciation of rental real estate assets	37,164
Amortization of lease intangibles - in-place leases and leasing costs	18,064
Non-real estate depreciation	527
Provision for impairment	4,331
(Gain) loss on sale or involuntary conversion of assets, net	(772)
EBITDAre	$138,051

Run-Rate Impact of Investment, Disposition and Leasing Activity	$4,421
Amortization of above (below) market lease intangibles, net	8,546
Recurring EBITDA	$151,018

Annualized Recurring EBITDA	$604,072

Total Debt per the Consolidated Balance Sheet to Annualized Net Income	15.8x

Net Debt to Recurring EBITDA	4.9x

Proforma Net Debt to Recurring EBITDA	3.4x

Non-GAAP Financial Measures

Total Debt and Net Debt

The Company defines Total Debt as debt per the consolidated balance sheet excluding unamortized debt issuance costs, original issue discounts and debt discounts. Net Debt is defined as Total Debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measures of Total Debt and Net Debt to be key supplemental measures of the Company's overall liquidity, capital structure and leverage because they provide industry analysts, lenders and investors useful information in understanding our financial condition. The Company's calculation of Total Debt and Net Debt may not be comparable to Total Debt and Net Debt reported by other REITs that interpret the definitions differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the Forward Equity Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the Forward Offerings on the Company's capital structure, its future borrowing capacity, and its ability to service its debt.

Forward Equity Offerings

The Company has 12,603,999 shares remaining to be settled under the Forward Equity Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $917.1 million based on the applicable forward sale prices as of March 31, 2025. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the offerings by certain dates between July 2025 and October 2026.

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Annualized Net Income

Represents net income for the three months ended March 31, 2025, on an annualized basis.

Agree Realty Corporation
Rental Income
($ in thousands, except share and per share-data)
(Unaudited)

	Three months ended March 31,
	2025	2024
Rental Income Source(1)
Minimum rents(2)	$154,006	$137,033
Percentage rents(2)	1,556	1,368
Operating cost reimbursement(2)	18,088	16,469
Straight-line rental adjustments(3)	4,009	2,847
Amortization of (above) below market lease intangibles(4)	(8,546)	(8,295)
Total Rental Income	$169,113	$149,422

(1) The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.

(2) Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3) Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4) In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property.